December 2013	10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

Members and Friends:

During this holiday season, we would like to thank our producers that supply us corn, and our customers who purchase Dry and Wet Distillers gains and corn oil; your patronage is part of our success. We look forward to working with you in the New Year.

Safety- In November we celebrated 4+ years without a lost time day accident. This accomplishment takes daily work, focusing on working safely and putting Safety First. This past quarter, we were trained on handling a fire extinguisher and annual hearing testing was completed for our Hearing conservation program. The fire extinguisher training was provided by the Council Bluffs Fire Department. All our employees continue to complete monthly safety related training that included an important update on the implementation of OSHA’s Global Harmonization System for classification and labeling of chemicals. This was a detailed training on the signage and documentation that will now be in place internationally.

Financials - On Wednesday, November 13, 2013, we issued a press release announcing our year end 2013 and fourth fiscal quarter financials for the period ending September 30, 2013. Our Annual Form 10-K, with our financial results for the fourth fiscal quarter and fiscal year end was filed on November 14, 2013. These financials can be accessed via the year end Form 10-K report and the press release on our website www.sireethanol.com . Click on the Investor Relations Tab and select “SIRE’s SEC forms are available for viewing on the SEC's website- View”.  Our financial results are prepared quarterly and annually and contain our financial, operational and statistical information. The press release related to our most recent filing can also be accessed from the Newsletter Tab by selecting “Press Releases, November 13, 2013”.

We are beginning to work on the K-1 tax filing information for unit holders. We plan to send a letter detailing our estimated tax filing by the end of December, and to have K-1’s issued by February 15, 2014.

Operations - We produced 31.7 million gallons of denatured ethanol for the fourth quarter. Our yield for this period was 2.80 gallons of ethanol per bushel. This fall, the plant increased to full rates as the ethanol margins improved. The end-of-year corn came in surprisingly well, and we have been on new crop corn for over two months. All departments continue to address our goals of safety, improved yield, good starch conversion and maximizing earnings. We successfully completed a 36 hour shutdown (downtime, timed between old crop and new crop deliveries).

Staff training continues to be a focus to maximize staff skills. Maintenance staff attended a lubrication workshop. The lab continued to work on procedures for processing undenatured shipments and a new microscope was installed. In the coming year, the lab team will be developing our Animal Feed Safety procedures under the new Food Safety Modernization Act.  The Logistics department handled the shipment of more wet cake while achieving a record shipment of ethanol and distillers grains. We also loaded a record 61 loads of corn oil in October 2013. Norfolk Southern Railroad presented the SIRE Logistics staff a safety award for shipping over 2,300 cars without incidents—a significant accomplishment. Plant Coordination continues to administer the Process Safety Management program, as well as proctor operators for the testing on the process procedures. Our new Plant engineer joined us in October and is currently working on pump capacity and product values calculations projects.

Human Resources and Training- We hired a plant engineer who has an excellent background in ethanol and chemical engineering. We also hired two corn oil utility individuals and a maintenance tech. We have an open position for a good electrical and instrumentation technician. Applications should be submitted at www.sireethanol.com/employment

SIRE Newsletter – Volume VII Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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We are receiving tour requests from a wide range of groups. Visitors from China, Australia, Russia and Mexico were hosted this past quarter. If you have a group that would like to schedule a tour, please contact Laura Schultz, Director of Human Resources.

This year we welcomed some new members to our Board of Directors: Andy Bulloch from ICM and Matt Gibson, and Aaron Meyerle, from Bunge. We appreciate the contributions and service made to SIRE by our former board members: Greg Krissek with ICM, and Bailey Ragan, Eric Hakmiller, and Tom Schmitt, from Bunge.

Markets - If you would like to sell corn or purchase our byproducts (distillers grains, wet cake or corn oil), please contact the Bunge Merchandising team directly at the following numbers: Kristan Barta, 712-366-8830 for corn, DDGS and wet distillers; Dustin Ploeger, 712-366-8462 and Channing Batz, 712-366-8478 can also help you with corn sales and distillers grain purchases. You may also contact them by calling our office 712-366-0392 and asking for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.

General Manager Notes-With the 2013 harvest nearly complete, the fundamentals in the ethanol industry are as positive as we have seen in recent history. This past year, we experienced and managed through the significant price volatility for corn at the end of the 2012 crop year, with US corn production recovering well after the 2012 drought. We now see corn prices retreating back below $4.50 per bushel, which is an improvement over the past year’s prices

SIRE’s great story for this year has been our cash management as well as our continued good production during the last half of this fiscal year. During fiscal 2013, SIRE continued to meet all debt obligations with a net paydown of $16.03 million in bank debt. At our fiscal year end, the bank group waived SIRE’s reporting of working capital for 2014 to compensate for the fact that all of SIRE’s debt has been classified as current, since the debt matures as a balloon payment in August, 2014.  GAAP accounting  requires all of this debt to be classified as current. The bank group recognized this as a purely calendar function, and offered the waiver.

On November 22, 2013, SIRE representatives attended the “Defend The RFS” rally held at Lincolnway Energy, Nevada, IA. Hosted by the Iowa RFS Coalition this gathering featured Governor Branstad, Lt Governor Reynolds, Senator Grassley, and Congressman King, Iowa Department of Agriculture and Land Stewardship, Bill Northey, and Bill Couser, President, Couser Cattle Company, Board member of Lincolnway Energy. The event publicized our opposition to the EPA proposal: to slash the federal Renewable Fuel Standard (RFS) for 2014. Each speaker asked for support of renewable fuels, ethanol and biodiesel. You, too, can voice your support for renewable fuels at www.fuelsamerica.org/defend-the-RFS (or for the more tech savvy, tweet at the EPA (@EPA), #DefendRFS) ask your friends and family to do the same. Bill Couser spoke to the cattlemen, extolling the positive facts and benefits of distiller’s grains to the cattle industry. He urged the Iowa Cattleman’s Association to stand up for Iowa agriculture and the ethanol industry; profitable farms, profitable feedlots and profitable ethanol (they are not separate goals). Each speaker repeated that the EPA and President Obama need to hear a loud voice from the Midwest. Ethanol and biodiesel support consumer fueling choices and are good for our energy security and the environment. In addition, both have been key positive economic drivers for farmers and the country. The Obama Administration needs to hear that it is a big mistake proposing to slash the RFS for 2014. There is a limited 60 day comment period which ends January 28, 2014.

Iowa Renewable Fuels Association (IRFA) has been tracking the changes at Iowa gas pumps. This fall, the 89-octane sticker was no longer posted above the lowest priced fuel. Now, the lowest priced fuel is the 87-octane (unless the retailer is offering higher ethanol blends). What changed? The oil refiners stopped shipping 87-octane gasoline up the pipelines to the Midwest, and replaced it with a lower octane fuel. To get to the required 87 octane, retailers will need to either add 10 percent ethanol or 43 percent premium gasoline (either would boost the octane rating to 87). Although some say that the RFS was requiring the shift and blame the higher non-ethanol gasoline prices on corn farmers and ethanol producers, no change was required since we have been blending 10 percent ethanol with the old 87-octane for 35 years. This change allowed refiners to reduce the octane of the gasoline they produce. It costs less to produce 84-octane and the refiners get more gallons of lower octane fuel out of the same barrel of crude oil. This change could also help retailers add E15 as a registered fuel. You can learn more at http://www.iowarfa.org/E15EconAnalysis.php.

SIRE Newsletter – Volume VII Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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This fall, IRFA tracked the growth of blender pumps and retailers offering E15. Information was sent out almost weekly as individual retailers made the move to provide customers more choices at the pump. We were pleased to support the Lake Manawa Ampride Station in Council Bluffs that offers a blender pump, providing customers with choices on the blend of ethanol available. Iowa Renewable Fuels publishes Iowa E85 Wholesale Prices on a weekly basis (www.iowarfa.org/E85PastPriceProgram.php). Remember to stop at your local station and request ethanol blends be priced at a rate that recognizes the price of the ethanol included, and thank the retailer if they respond.

The Iowa Renewable Fuels 8th Annual Summit and Trade Show is scheduled January 28, 2014 at The Meadows Conference Center at Prairie Meadows in Altoona, Iowa. This free, public event offers a wide range of expert speakers who will address state and national issues facing the future of renewable fuels.

Thank you to everyone who responded to the request for donations to the SIRE Political Action Committee. We raised over $5,500. We will be contributing to political campaigns at the state and national levels who support RFS2 (Renewable Fuel Standard) and ethanol’s role in the fuel market space. Your support and contributions will help us keep the positive ethanol message out in front of important decision makers.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support
Brian Cahill, General Manager/CEO

Sign up to receive our Newsletter by email on the SIRE website, www.sireethanol.com

Did you know that you can donate grain to benefit Children’s Square, Christian Home Association, in Council Bluffs? M. Merrill Johnson, Director of Gift Giving and Stewardship can answer any questions you have. Bunge is one of the participating elevators where you can donate the grain and the payment goes to Children’s Square. You can reach Christian Home Association-Children’s Square U.S.A. at 712-322-3700 or mmjohnson@childrenssquare.org for more information.

SIRE is a co-sponsor of the Arbor Bank Ag Appreciation Dinner, January 22, 2014 and will be present at the Treynor State Bank Ag Summit, January 24, 2014. Please come and see us at these events.

SIRE Newsletter – Volume VII Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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